PROXY

The undersigned, as record and beneficial owner of 2,000,000 shares of common stock of Milk Bottle Card Inc., a Nevada corporation (the “Corporation”), hereby revokes all previous proxies and appoints Alexander Man-Kit Ngan as proxy holder on said shares, to attend and vote at any and all meetings of the stockholders of the Corporation, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy, and to execute any and all written consents of the stockholders of the Corporation executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if the undersigned had personally attended the meeting or had personally voted the shares or had personally signed the written consent. The proxy holder’s powers under this proxy shall be with respect to any act, matter, proposal, or election relating to effecting a change or influencing the control of the Corporation, or in connection with or as a participant in any transaction having such purpose or effect, which requires the vote or other action of the holders of common stock of the Corporation, as well as with respect to any other disposition of any or all of such shares in any other transaction. The proxy holder shall exercise such voting powers as he desires without limitation or restriction.

The proxy holder shall be entitled to rely on presentation of this proxy as conclusive evidence that all conditions to its effectiveness are satisfied.

This proxy may be revoked at any time by the undersigned and in any event shall terminate on August 31, 2008.

Dated: October 6, 2007	By:	/s/ Nicole Milkovich
Nicole Milkovich